Exhibit 16.1

Stan J.H. Lee, CPA 2160 North Central Rd Suite 209 * Fort Lee * NJ 07024 P.O. Box 436402* San Diego* CA 92143-9402 619-623-7799 * Fax 619-564-3408 * stan2u@gmail.com

May 20, 2012

United States Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re: X-Factor Communications Holdings, Inc.

Dear Sir/Madam:

We have read Item 4.01 of the Form 8-K, dated May 21, 2012, of X-Factor Communications Holdings, Inc. (formerly known as Organic Spice Imports, Inc. and hereinafter referred to as the "Company"), regarding the recent change of auditors.  We agree with such statement made regarding our firm.  We have no basis to agree or disagree with other statements made under Item 4.01.

Very truly yours,

/s/ Stan J.H. Lee, CPA
___________________

Stan J.H. Lee, CPA

Registered with the Public Company Accounting Oversight Board
Member of New Jersey Society of Certified Public Accountants
Registered with Canadian Public Accountability Board